UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2011
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American Apparel, Inc.
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 488-0226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 7, 2011 (the “Separation Date”), Adrian Kowalewski resigned as Executive Vice President, Corporate Strategy of American Apparel, Inc. (the “Company”) and as a member of the Company’s Board of Directors (the “Board”) and the committees of the Board on which he served.  The resignation of Mr. Kowalewski was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. Kowalewski’s resignation, the Company and Mr. Kowalewski entered into a Separation Agreement and Full Mutual Release of Claims (the “Separation Agreement”) which provides, among other things, that Mr. Kowalewski will receive from the Company (i) unpaid base salary accrued up to and including the Separation Date, (ii) any unreimbursed business expenses up to and including the Separation Date to which he is entitled to reimbursement under the Company’s expense reimbursement policy, and (iii) vesting of the 1,066,666 unvested shares of restricted stock previously awarded to Mr. Kowalewski, such vesting to occur in three installments, one-third on the Separation Date, one-third on the 10th day following the Separation Date and one-third on the 20th day following the Separation Date.  The Separation Agreement also contains undertakings by Mr. Kowalewski relating to the protection of the Company’s confidential information, as well as mutual releases and other standard provisions. The above description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits.

10.1	Separation Agreement and Full Mutual Release of Claims, dated October 7, 2011 by and between Adrian Kowalewski and American Apparel, Inc.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.

Dated: October 10, 2011	By:	/s/ Glenn A. Weinman
		Name:	Glenn A. Weinman
		Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.       Description

10.1	Separation Agreement and Full Mutual Release of Claims, dated October 7, 2011 by and between Adrian Kowalewski and American Apparel, Inc.